Exhibit 10.23

Salaries and Bonuses of Named Executive Officers

The following table sets forth for each person to be identified as a Named Executive Officer in the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders such person’s annual salary effective January 1, 2007 and discretionary bonus for 2006 approved by the Compensation Committee of the Board of Directors in October 2006 and paid in January 2007:

Name of Executive Officer	Bonus for 2006	Salary for 2007
Leonard P. Shaykin	$250,000	$370,000
Martin M. Batt	$100,000	$270,000
Gordon Link	$100,000	$240,000
Kai P. Larson	$75,000	$220,000
Patricia A. Pilia*	$0	$0

*The employment of Dr. Pilia by the Company was terminated effective February 23, 2006.